PUTNAM CALL SCRIPT

Good (morning, afternoon, evening), may I please speak with ______?  (Mr./Mrs.)______, my name is (full name) and I am calling on a recorded line on behalf of your investment with the Putnam _____ Fund.  I wanted to confirm that you have received the proxy material for the shareholder meeting scheduled to take place on October 28, 2005.  Have you received it? (proceed to YES or NO.)

YES

Great.  As a convenience to you, I can record your voting instructions over the phone if you would like.  Your Board of Trustees is recommending a vote in favor of the proposals.  Would you like to vote along with the recommendations of your Board on all proposals? ( proceed to  “YES” or “NO – offer to review proposal(s)”.

NO

Sorry to hear that.  I can have another package sent out to you.  (Mr./Ms.) ______, is the correct address 100 Example Street, NY, NY 10165? (If no, enter new address.) Okay, thank you.  You will receive the material shortly.  Once you receive the material you can contact us to answer any questions you may have and also to issue your vote right over the phone, rather than mailing back the proxy card.  If you have a pen or pencil handy, I’ll leave you with our toll-free number.  That number is 1-800-780-7316.

YES

Thank you.  I am recording your ______ vote on all proposals.  For confirmation purposes, may I please have your city, state, and zip code?  "Confirm Name, City, State and Zip.”   Thank you.  You will receive written confirmation of your voting instructions in the mail.

NO – offer to review proposal(s):

If you would like, I can review the proposals with you right now and would be happy to answer any questions you may have.  Would you like to me to do so?

If “YES” review proposals (if No proceed to NO).  Would you like to vote along with the recommendations of your Board on all proposals?

If “YES”, proceed, Thank you.  I am recording your ______ vote on all proposals.  For confirmation purposes, may I please have your city, state, and zip code?  "Confirm Name, City, State and Zip.”   Thank you.  You will receive written confirmation of your voting instructions in the mail. (proceed to ending the call)

Each proposal separately-         I am recording your ______vote on proposal 1.

              I am recording your ______ vote on proposal 2.

              I am recording your ______ vote on proposal 3.

For confirmation purposes, may I please have your city, state, and zip code?  "Confirm Name, City, State and Zip.”   Thank you.  You will receive written confirmation of your voting instructions in the mail. (proceed to ending the call)

NO - If Shareholder does not wish to participate in vote, proceed as follows;

Every vote is very important.   When you have a moment, please review the proxy material and vote your shares by contacting us directly toll-free at 1-800-780-7316.  You may also log on to the website listed on your proxy card, or sign the proxy card and mail it in the enclosed envelope. End Call

ENDING THE CALL - THANK THE SHAREHOLDER

(Mr./Mrs.) _____, your vote is very important and your time is greatly appreciated. Thank you and have a nice (morning, afternoon,evening).

Shareholders that need additional service can be transferred to the Putnam Service Center.

Hours of operation; M-F 8:30 a.m. – 8:00 p.m.

Phone Number; 1-800-225-1581